                                                                    Exhibit 99.1


[GRAPHIC APPEARS HERE]

               For Immediate Release

               Contact: Thomas F. Hoffman
                        (412) 831-4060


                  CONSOL Energy Reports Second Quarter Results
           Net Income, Cash from Operations, EBITDA and EBIT Improve,
                           Gas Segment Earnings Double

         PITTSBURGH (July 24, 2003) - CONSOL Energy Inc. (NYSE:CNX), a producer of high-Btu bituminous coal and coalbed methane gas, reported net income of $10.6 million, or $0.13 per diluted share, for its quarter ended June 30, 2003, compared with net income of $9.0 million, or $0.11 per diluted share, in the same quarter a year earlier. Net cash from operating activities was $195.7 million for the June 2003 quarter, compared with $44.8 million for the same quarter a year earlier.



                                            Financial Results - Period-to-Period Comparison

-------------------------------------------------------------------------------------------------------------
                                            Quarter Ended     Quarter Ended     Six Months        Six Months
                                            June 30, 2003     June 30, 2002        Ended             Ended
                                                                              June 30, 2003     June 30, 2002

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Revenue                                            $556.5           $532.7          $1,116.3        $1,082.7
-------------------------------------------------------------------------------------------------------------
Net Income                                          $10.6             $9.0             $18.7           $14.5
-------------------------------------------------------------------------------------------------------------
Earnings Per Share (Diluted)                        $0.13            $0.11             $0.24           $0.18
-------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                 $195.7            $44.8            $239.1           $75.7
-------------------------------------------------------------------------------------------------------------
EBITDA                                              $84.2            $74.1            $142.1          $155.9
-------------------------------------------------------------------------------------------------------------
EBIT                                                $21.9             $8.3             $19.1           $23.6
-------------------------------------------------------------------------------------------------------------
Capital Expenditures*                               $68.1           $108.9            $115.6          $184.7
-------------------------------------------------------------------------------------------------------------

*Includes investment in equity affiliates. Does not include major acquisitions. In millions of dollars except earnings per share.

         "Second quarter results were improved by almost every measure," said J. Brett Harvey, president and chief executive officer. "Earnings were up, coal and gas prices were up, coal volumes from ongoing operations and gas volumes were up, we generated substantial cash and total debt has been reduced 31.8 percent compared with a year ago and 25.1 percent since the beginning of the year."

         Harvey said that United States energy markets during the quarter were somewhat erratic. "Coal demand during the quarter showed no consistent trend," he said. "Cool weather in the spring and earlier summer dampened demand, but customer inventories are still lower than a year ago and prices remain higher than a year ago." Harvey said the relative strength of coal prices was due to continued tightness in coal supplies, particularly in the eastern United States.

         "Gas markets generally weakened as the second quarter unfolded," Harvey noted, "although prices remain well above prices a year ago." He continued, "Like coal markets, the cool weather during the second quarter dampened demand for gas, leading to higher than expected storage injections and a softening of prices."

         Harvey noted, however, that CONSOL Energy largely was unaffected by changes in energy markets during the quarter because most of the company's coal and gas production had already been sold at prices higher than a year earlier.

         "In the second quarter, our story unfolded on the production side," he said. "We had already locked in higher prices." Harvey said that coal production volumes from ongoing operations and gas volumes were improved period-to-period. "However, coal production volumes were less than we forecasted, which impacted the bottom line."

Analysis of the Quarter

         In the quarter-to-quarter comparison, revenue increased 4.5 percent because of higher gas prices, higher gas sales volumes and higher average realized price per ton of coal produced. Revenues from the sales of gas increased 44.6 percent.

         In the 2003 period, cost of goods sold increased 5.8 percent due to higher mining costs principally related to higher medical costs for active and retired employees and increased salaried pension costs, higher gas royalty payments due to an increase in average sales prices and increased gas production volumes. These increases were partially offset by a 21.8 percent decrease in closed and idle mines costs.

         Net income improved 17.8 percent, EBIT improved 163.9 percent, net cash provided by operating activities improved 336.8 percent and EBITDA improved 13.6 percent. Net cash from operating activities was improved because the company received approximately $68 million from the settlement of an export sales tax court case and because of $50.0 million received from the securitization of accounts receivable.

         Total debt was down 31.8 percent compared with the same period a year earlier, reflecting the substantial reduction in commercial paper outstanding.

Coal Operations


-------------------------------------------------------------------------------------------------------------
                                          Quarter Ended     Quarter Ended     Six Months       Six Months
                                          June 30, 2003     June 30, 2002       Ended             Ended
                                                                             June 30, 2003     June 30, 2002

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Total Coal Sales                               16.0             16.3              32.2             33.6
-------------------------------------------------------------------------------------------------------------
Sales - Company Produced                       15.4             15.8              31.0             32.4
-------------------------------------------------------------------------------------------------------------
Coal Production                                15.5             16.7              31.1             36.6
-------------------------------------------------------------------------------------------------------------
Average Realized Price - Company                   $27.38           $26.78            $27.22          $26.51
Produced
-------------------------------------------------------------------------------------------------------------
Operating Costs                                    $17.84           $17.61            $18.05          $17.38
-------------------------------------------------------------------------------------------------------------
Non-operating Charges                               $4.78            $4.37             $4.64           $4.08
-------------------------------------------------------------------------------------------------------------
DD&A                                                $2.59            $2.68             $2.54           $2.52
-------------------------------------------------------------------------------------------------------------
Total Cost - Company Produced*                     $25.21           $24.66            $25.23          $23.99
-------------------------------------------------------------------------------------------------------------

         Sales and production in millions of tons, including equity affiliates. Prices and costs in dollars per ton.*Amounts may not add due to rounding.

         Production income for the coal segment, including equity affiliates, declined 4.9 percent in the period-to-period comparison, due to a 2.5 percent decline in sales of company-produced coal. Production from ongoing operations was improved 2.4 million tons, but total production in the period-to period comparison declined 1.2 million tons because some mines producing in the June 2002 quarter later depleted, were sold, or were idled on a long-term basis and were no longer producing in the June 2003 period.

         Operating costs per ton of coal produced (including equity affiliates) increased 1.3 percent, and total costs per ton of coal produced (including equity affiliates) increased 2.2 percent. Operating costs on a unit basis increased due to decreases in production volumes. Total costs on a unit basis increased due to a decrease in production volumes, higher active and retired employee medical benefits and increased salaried employee pension costs.

         The Loveridge Mine continued to make repairs in the aftermath of a fire that occurred in February. Loveridge is now scheduled to resume development work in the fourth quarter and initiate longwall production in April 2004.

         Average realized prices for company-produced coal improved 2.2 percent period-to-period, reflecting higher domestic steam coal prices received on contracts previously negotiated.

Gas Operations


-------------------------------------------------------------------------------------------------------------
                                              Quarter          Quarter        Six Months       Six Months
                                               Ended            Ended            Ended            Ended
                                           June 30, 2003    June 30, 2002    June 30, 2003    June 30, 2002
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Volumes
-------------------------------------------------------------------------------------------------------------

     Gas Sales Volumes (bcf) (gross)                 12.6            12.0              24.6             23.0
-------------------------------------------------------------------------------------------------------------
Price/ (mcf)
-------------------------------------------------------------------------------------------------------------
     Sales of Gas Production                        $4.31           $3.00             $4.45            $2.80
-------------------------------------------------------------------------------------------------------------
     Hedging Gain (Loss)                           ($0.22)        -                  ($0.20)         -
-------------------------------------------------------------------------------------------------------------
     Net Price                                      $4.09           $3.00             $4.25            $2.80
-------------------------------------------------------------------------------------------------------------
Costs/ (mcf)
-------------------------------------------------------------------------------------------------------------
     Lifting                                          .30             .24               .27              .25
-------------------------------------------------------------------------------------------------------------
     Gathering                                        .61             .52               .56              .51
-------------------------------------------------------------------------------------------------------------
     Other Costs                                      .48             .51               .52              .52
-------------------------------------------------------------------------------------------------------------
    Total Operating Costs                            1.39            1.27              1.35             1.28
-------------------------------------------------------------------------------------------------------------
     DD&A                                             .77             .72               .76              .73
-------------------------------------------------------------------------------------------------------------
     Royalty                                          .53             .26               .50              .22
-------------------------------------------------------------------------------------------------------------
     Total                                           2.69            2.25              2.61             2.23
-------------------------------------------------------------------------------------------------------------

         Volumes, including equity affiliates, in billions of cubic feet. Prices and costs shown as dollars per 1,000 cubic feet. Other costs include: severance taxes; gob well costs; selling, direct and general administrative costs not otherwise allocated; and other costs not related to lifting or gathering.

         Operating income from gas operations nearly doubled in the period-to-period comparison, up 98.9 percent. Gas sales volumes improved 5.0 percent period-to-period. Continued drilling of additional wells on proved reserves increased gas production volumes for sale. Net gas price received after accounting for hedging losses increased 36.3 percent in the period-to-period comparison, reflecting continued strong demand for gas in the United States. Unit operating costs net of production taxes increased 6.8 percent period-to-period due to increased lifting and gathering costs.

         Average gross daily production rose to 138.9 million cubic feet per day compared with 130.9 in the June 2002 quarter.

Developments During the Quarter

         In April, Standard and Poor's placed CONSOL Energy on CreditWatch with negative implications. S&P stated this was due to CONSOL Energy's exposure to unfunded postretirement liabilities, including defined benefit pension and medical liabilities. Subsequently in July, S&P lowered its ratings on CONSOL Energy. The company's corporate credit rating was lowered to `BB+'/'B' from `BBB-' / `A-3' with a stable outlook. The company's $485 million senior unsecured facility also was assigned a "BB+" rating.

         In April, CONSOL Energy established an Accounts Receivable Securitization facility that will provide up to $125 million of short-term funding. As of June 30, approximately $65 million was available. Costs for drawing against this facility are based on commercial paper interest rates.

         In May, CONSOL Energy filed an $800 million universal shelf registration with the Securities and Exchange Commission.

         In June, RWE AG, the owner of 74 percent of the common stock of CONSOL Energy, announced in an SEC filing that it was considering the disposition of some or all its shares. The disposition, if it occurs, could take various forms. RWE stated that it reserves the right not to dispose of any shares.

Subsequent Events

         In July, CONSOL Energy announced the sale of its Emery Mine in Utah. Terms were not disclosed. The transaction is expected to close within 120 days.

         In July, Moody's Investors Service placed the Prime-2 short-term rating and Baa2 senior unsecured rating of CONSOL Energy, as well as another subsidiary rating, under review for possible downgrade.

         Also in July, CONSOL Energy announced an agreement with Triana Energy Inc. to explore and produce conventional gas in formations beneath CONSOL Energy's coalbed methane production in southwestern Virginia.

Outlook

         CONSOL Energy assumes the following production results for the third quarter ending September 30, 2003, and for the full calendar year 2003:


-------------------------------------------------------------------------------------------------------------
                                                          Quarter Ending                 Year Ending
                                                        September 30, 2003            December 31, 2003
-------------------------------------------------------------------------------------------------------------
Coal Sales - Company Produced                               15.5 - 16.5                    63 - 64
-------------------------------------------------------------------------------------------------------------
Coal Production                                             15.0 - 16.0                    62 - 63
-------------------------------------------------------------------------------------------------------------
Averaged Realized Price per Ton                           $27.75 - $28.25              $27.40 - $27.80
-------------------------------------------------------------------------------------------------------------
Firm or Committed Coal Sales for 2003                           --                        98%@27.53
-------------------------------------------------------------------------------------------------------------
Gas Sales Volumes (gross)                                   13.0 - 13.5                    51 - 52
-------------------------------------------------------------------------------------------------------------
Gas Volumes for Sale at Spot Market (gross)                  1.6 - 2.1                    6.2 - 7.2
-------------------------------------------------------------------------------------------------------------
Fixed Price Gas Sales (as of 7/16/03)                    11.4 bcf @ $3.84             44.8 bcf @ $3.98
-------------------------------------------------------------------------------------------------------------

         Coal sales and production in millions of tons, including equity affiliates; average realized price is for company-produced coal. Gas production and sales in billion cubic feet. Gas prices are in dollars per thousand cubic feet.

         CONSOL Energy has the following commitments or contracts to sell gas and coal in 2004:


-------------------------------------------------------------------------------------------------------------
Coal                                                                 75% of expected production
-------------------------------------------------------------------------------------------------------------
Gas                                                                     28.1 bcf @ $4.76/mcf
-------------------------------------------------------------------------------------------------------------

         Harvey said he expected coal demand for the second half of the year to be within the normal range, assuming normal weather patterns and no further weakening in the United States economy. "As is often the case," said Harvey, "weather can have an impact on second half demand. However, the continued tightness of domestic coal supplies should counter all but the mildest summer weather."

          "We expect operating income from our gas segment to more than double this year compared with 2002," said Harvey. "Gas demand remains robust and prices should remain well above $4.00 per Mcf into 2004," he continued. "We expect to continue to ramp up gas production and hold our unit costs flat for the year."

         Harvey said the company has about half of its expected 2004 production sold at a price of $4.76/mcf. The company continually evaluates opportunities to contract for sale additional volumes of 2004 and 2005 production.

         Harvey said the company expects to earn $0.01 to $0.06 per diluted share in the third quarter ended September 30, 2003, and earn $0.64 to $0.69 per diluted share for the calendar year 2003. "We expect the third quarter to be weak because of higher coal segment costs related to major maintenance activity scheduled during the traditional miners vacation period and any remaining costs for repairing fire damage at Loveridge."

         CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States, and the largest exporter of U.S. coal. CONSOL Energy has 20 bituminous coal mining complexes in seven states and Australia. In addition, the company is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 135 million cubic feet. The company also produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy has annual revenues of $2.2 billion. It received a U.S. Environmental Protection Agency 2002 Climate Protection Award and the U.S. Department of the Interior's Office of Surface Mining 2002 National Award for Excellence in Surface Mining for the company's innovative reclamation practices in southern Illinois. Additional information about the company can be found at its web site: www.consolenergy.com.
              --------------------

         Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:



                                                                  QUARTER        QUARTER         6 MONTHS        6 MONTHS
                                                                   ENDED          ENDED            ENDED           ENDED
                                                                  6/30/03        6/30/02          6/30/03         6/30/02
                                                               -------------- --------------  --------------- ---------------
Net Income/(Loss)                                                    $10,559         $9,027          $18,716         $14,528
Less:  Cumulative Effect of Accounting Change                                                        ($4,768)
                                                               -------------- --------------  --------------- ---------------
Adjusted Net Income                                                  $10,559         $9,027          $13,948         $14,528

Add:     Interest Expense                                              8,490         11,848           17,966          21,985
Less:    Interest Income                                              (1,900)        (2,793)          (3,124)         (4,308)
Add:     Income Taxes                                                  4,710         (9,794)          (9,739)         (8,604)
                                                               -------------- --------------  --------------- ---------------

Earnings Before Interest & Taxes  (EBIT)                              21,859          8,288           19,051          23,601

Add:     Depreciation, Depletion & Amortization                       62,293         65,801          122,999         132,258
                                                               -------------- --------------  --------------- ---------------

Earnings Before Interest, Taxes and DD&A   (EBITDA)                  $84,152        $74,089         $142,050        $155,859
                                                               ============== ==============  =============== ===============



         Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: the success or failure of CONSOL Energy's efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy's competitors and CONSOL Energy's ability to respond to such actions; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy's ability to sell coal and gas; management's ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy's ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy.

                       CONSOL ENERGY INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS of INCOME

                                  (Unaudited)

                 (Dollars in thousands - except per share data)
--------------------------------------------------------------------------------



                                           Three Months Ened              Six Months Ended
                                                 June 30,                      June 30,
                                       --------------------------    --------------------------
                                          2003           2002           2003           2002
                                       -----------    -----------    -----------    -----------
Sales - Outside                        $   511,235    $   482,073    $ 1,017,795    $   987,275
Sales - Related Parties                                       815          1,369            819
Freight - Outside                           25,580         33,699         57,608         70,131
Freight - Related Parties                                     549            562            549
Other Income                                19,703         15,530         38,993         23,901
                                       -----------    -----------    -----------    -----------

  Total Revenue and Other Income           556,518        532,666      1,116,327      1,082,675

Cost of Goods Sold and Other

  Operating Charges                        383,691        362,511        791,562        725,421
Freight Expense                             25,580         34,248         58,170         70,680
Selling, General and Administrative
  Expense                                   19,389         17,195         36,473         33,852
Depreciation, Depletion and
  Amortization                              62,293         65,801        122,999        132,258
Interest Expense                             8,490         11,848         17,966         21,985
Taxes Other Than Income                     42,420         42,867         85,562         93,592
Export Sales Excise Tax Resolution            (614)        (1,037)          (614)        (1,037)
                                       -----------    -----------    -----------    -----------

  Total Costs                              541,249        533,433      1,112,118      1,076,751

                                       -----------    -----------    -----------    -----------

Earnings (Loss) Before Income Taxes         15,269           (767)         4,209          5,924
Income Tax Expense (Benefit)                 4,710         (9,794)        (9,739)        (8,604)
                                       -----------    -----------    -----------    -----------

Earnings Before Cumulative Effect
  of Change in Accounting Principle         10,559          9,027         13,948         14,528

Cumulative Effect of Changes in
  Accounting for Mine Closing,
  Reclamation and Gas Well Closing
  Costs, net of Income Taxes of $3,035                                     4,768
                                       -----------    -----------    -----------    -----------

  Net Income                           $    10,559    $     9,027    $    18,716    $    14,528
                                       ===========    ===========    ===========    ===========

  Basic Earnings Per Share             $      0.13    $      0.11    $      0.24    $      0.18
                                       ===========    ===========    ===========    ===========

  Dilutive Earnings Per Share          $      0.13    $      0.11    $      0.24    $      0.18
                                       ===========    ===========    ===========    ===========

Weighted Average Number of
  Common Shares Outstanding:
  Basic                                 78,759,875     78,722,778     78,754,557     78,714,967
                                       ===========    ===========    ===========    ===========
  Dilutive                              79,104,915     78,935,017     78,960,438     78,921,664
                                       ===========    ===========    ===========    ===========
Dividends Paid Per Share               $      0.14    $      0.28    $      0.28    $      0.56
                                       ===========    ===========    ===========    ===========

                       CONSOL ENERGY INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                 (Dollars in thousands - except per share data)
--------------------------------------------------------------------------------



                                             (Unaudited)
                                               JUNE 30,   DECEMBER 31,
                                                 2003        2002
                                             -----------  ------------

ASSETS
------

Current Assets:

 Cash and Cash Equivalents                   $   13,967   $   11,517
 Accounts and Notes Receivable:
  Trade                                         170,400      205,891
  Other Receivables                              81,953      127,226
Inventories                                     129,298      135,621
Deferred Income Taxes                            89,077       92,236
Recoverable Income Taxes                         14,542       21,935
Prepaid Expenses                                 29,974       28,411
                                             ----------   ----------

  Total Current Assets                          529,211      622,837



Property, Plant and Equipment:
 Property, Plant and Equipment                5,799,041    5,697,724
  Less - Accumulated Depreciation, Depletion
   and Amortization                           2,859,653    2,793,700
                                             ----------   ----------

  Total Property, Plant and Equipment - Net   2,939,388    2,904,024

Other Assets:

Deferred Income Taxes                           442,604      420,718
Advance Mining Royalties                         92,935       90,561
Investment in Affiliates                         81,573      135,362
Other                                           115,312      119,658
                                             ----------   ----------

  Total Other Assets                            732,424      766,299



                                             ----------   ----------
  TOTAL ASSETS                               $4,201,023   $4,293,160
                                             ==========   ==========

                       CONSOL ENERGY INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                 (Dollars in thousands - except per share data)
--------------------------------------------------------------------------------

                                                             (Unaudited)
                                                               JUNE 30,     DECEMBER 31,
                                                                 2003          2002
                                                             -----------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current Liabilities:

 Accounts Payable                                            $   109,973    $   151,371
 Short-Term Notes Payable                                         28,357        204,545
 Current Portion of Long-Term Debt                                52,704          8,615
 Other Accrued Liabilities                                       540,463        449,902
                                                             -----------    -----------

  Total Current Liabilities                                      731,497        814,433



Long-Term Debt:
 Long-Term Debt                                                  442,837        485,535
 Capital Lease Obligations                                         1,934          2,896
                                                             -----------    -----------
  Total Long-Term Debt                                           444,771        488,431


Deferred Credits and Other Liabilities:
 Postretirement Benefits Other Than Pensions                   1,450,458      1,437,987
 Pneumoconiosis Benefits                                         449,273        455,436
 Mine Closing                                                    364,050        332,920
 Workers' Compensation                                           255,125        261,250
 Deferred Revenue                                                 80,715        102,400
 Salary Retirement                                               113,335         91,474
 Reclamation                                                      11,190          5,812
 Other                                                           150,039        140,970
                                                             -----------    -----------

  Total Deferred Credits and Other Liabilities                 2,874,185      2,828,249

Stockholders' Equity:
 Common Stock, $.01 par value;
  500,000,000 Shares Authorized, 80,267,558 Issued; and
  78,769,133 Outstanding at June 30, 2003, and
  78,749,001 Outstanding at December 31, 2002                        803            803
 Preferred Stock, 15,000,000 Shares Authorized;
  None Issued and Outstanding
 Capital in Excess of Par Value                                  643,907        643,787
 Retained Earnings (Deficit)                                    (375,353)      (372,017)
 Other Comprehensive Loss                                       (101,859)       (93,370)
 Common Stock in Treasury, at Cost - 1,498,425 Shares
  at June 30, 2003 and 1,518,557 Shares at December 31, 2002     (16,928)       (17,156)
                                                             -----------    -----------
  Total Stockholders' Equity                                     150,570        162,047
                                                             -----------    -----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 4,201,023    $ 4,293,160
                                                             ===========    ===========

                       CONSOL ENERGY INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)
                             (Dollars in thousands)
--------------------------------------------------------------------------------

                                                              Three Months Ended          Six Months Ended
                                                                    June 30,                  June 30,
                                                             ---------------------     ---------------------
                                                               2003         2002         2003         2002
                                                             --------     --------     --------     --------
Operating Activities:
   Net Income                                               $  10,559    $   9,027    $  18,716    $  14,528
   Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
    Cumulative Effect of Change in Accounting Principle,
     net of tax                                                                          (4,768)
    Depreciation, Depletion and Amortization                   62,293       65,801      122,999      132,258
    Gain on the Sale of Assets                                 (8,503)      (1,828)     (17,403)      (2,126)
    Amortization of Advance Mining Royalties                      417          876        1,424        4,940
    Deferred Income Taxes                                       7,969      (20,454)     (15,638)     (19,797)
    Equity in Earnings of Affiliates                            4,740        2,029        5,077        2,589
    Changes in Operating Assets:
     Accounts Receivable Securitization                        50,000                    50,000
     Accounts and Notes Receivable                             45,618       14,483       30,402        4,817
     Inventories                                               (1,938)     (18,083)       1,104      (87,807)
     Prepaid Expenses                                             708       12,665       (4,782)      (2,121)
    Changes in Other Assets                                     4,567           71        3,601        3,137
    Changes in Operating Liabilities:
     Accounts Payable                                          (3,855)     (12,016)     (30,622)     (41,226)
     Other Operating Liabilities                               41,489       16,783       97,460       79,968
    Changes in Other Liabilities                              (16,541)     (19,965)     (15,053)      (6,433)
    Other                                                      (1,781)      (4,573)      (3,415)      (6,998)
                                                             --------     --------     --------     --------
                                                              185,183       35,789      220,386       61,201
                                                             --------     --------     --------     --------
   Net Cash Provided by Operating Activities                  195,742       44,816      239,102       75,729
                                                             --------     --------     --------     --------

Investing Activities:
   Capital Expenditures                                       (64,183)     (79,414)    (110,906)    (149,774)
   Additions to Advance Mining Royalties                         (448)       1,043       (3,036)      (2,733)
   Acquisition of Line Creek Mine Joint Venture
   Acquisition of AEP - Net of Cash Acquired
   Acquisition of PGP and CSGC
   Acquisition of Glennies Creek Mine
   Acquisition of Line Creek Mine Joint Venture
   Investment in Equity Affiliates                             (3,879)     (29,509)      (4,710)     (34,920)
   Proceeds from Sales of Assets                                3,857        2,417       80,735        3,366
                                                             --------     --------     --------     --------
     Net Cash Used in Investing Activities                    (64,653)    (105,463)     (37,917)    (184,061)
                                                             --------     --------     --------     --------
Financing Activities:
   (Payments on) Proceeds from Commercial Paper              (125,673)     112,672     (177,954)     (32,078)
   Payments on Miscellaneous Borrowings                          (705)        (986)         (84)      (1,973)
   Payments on Long Term Notes                                             (43,000)                  (66,000)
   Proceeds from Long Term Notes                                                          1,007      246,310
   Dividends Paid                                             (11,016)     (22,029)     (22,032)     (44,054)
   Proceeds from Treasury Rate Lock                                                                    1,332
   Payments for Bond Issuance Costs                                           (361)                     (957)
   Issuance of Treasury Stock                                     328          267          328          384
                                                             --------     --------     --------     --------
    Net Cash (Used in) Provided by Financing Activities      (137,066)      46,563     (198,735)     102,964
                                                             --------     --------     --------     --------
Net(Decrease)Increase in Cash and Cash Equivalents             (5,977)     (14,084)       2,450       (5,368)
Cash and Cash Equivalents at Beginning of Period               19,944       24,298       11,517       15,582
                                                             --------     --------     --------     --------
Cash and Cash Equivalents at End of Period                  $  13,967    $  10,214    $  13,967    $  10,214
                                                             ========     ========     ========     ========


                       CONSOL ENERGY INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 (Dollars in Thousands - except per share data)
--------------------------------------------------------------------------------


                                                                                            Other
                                                                                           Compre-                       Total
                                                              Capital in    Retained       hensive                       Stock-
                                                  Common      Excess of     Earnings       Income         Treasury      holders'
                                                   Stock      Par Value    (Deficit)       (Loss)          Stock         Equity
                                                 ---------    ---------   ----------   ------------    -----------    ---------
Balance -
  December 31, 2002                              $     803    $ 643,787    $(372,017)   $    (93,370)   $   (17,156)   $ 162,047
                                                 ---------    ---------    ---------    ------------    -----------    ---------
(Unaudited)

Net Income                                                                    18,716                                      18,716
Minimum Pension Liability (Net of $3,136 tax)                                                 (5,825)                     (5,825)
Treasury Rate Lock (Net of $26 tax)                                                              (41)                        (41)
Interest Rate Swap Contract (Net of $133 tax)                                                   (208)                       (208)
Gas Cash Flow Hedge (Net of $1,537 tax)                                                       (2,415)                     (2,415)
                                                 ---------    ---------    ---------    ------------    -----------    ---------
Comprehensive Income (Loss)                                                   18,716          (8,489)                     10,227

Treasury Stock Issued
  (20,132 shares)                                                   120                                         228          348
Dividends ($.28 per share)                                                   (22,052)                                    (22,052)
                                                 ---------    ---------    ---------    ------------    -----------    ---------
Balance -
  June 30, 2003                                  $     803    $ 643,907    $(375,353)   $   (101,859)   $   (16,928)   $ 150,570
                                                 =========    =========    =========    ============    ===========    =========


        CONSOL Energy Inc.
        Financial and
        Operating Statistics
        24-Jul-03

                                                                   Quarter Ended Mar 31          Quarter Ended Jun 30

                                                                  2003            2002            2003           2002
                                                                  ----            ----            ----           ----
        AS REPORTED
        FINANCIALS:
      A Revenue ($ MM)                                         $   559.809   $   550.008     $   556.518     $   532.665
      B EBIT ($MM)                                             $    (2.807)  $    15.313     $    21.858     $     8.288
      C EBITDA ($ MM)                                          $    57.899   $    81.770     $    84.151     $    74.089
      D Net Income ($ MM)                                      $     8.157   $     5.501     $    10.559     $     9.027
      E EPS(diluted)                                           $      0.10   $      0.07     $      0.13     $      0.11
      F Average shares outstanding                              78,749,180    78,707,070      78,759,875      78,722,778

      N CAPEX, excl. acquisitions ($ MM)                       $    46.723   $    70.360     $    64.183     $    79.414


        COAL OPERATIONAL:
      G # Mining Complexes (end of period)                              20            25              20              25
      H # Complexes Producing (end of period)                           15            21              15              18
      I Sales (MM tons)-Produced only                               15.646        16.552          15.389          15.848
      J Average sales price * ($/ton)                          $     27.06   $     26.28     $     27.38     $     26.78
      K Production income ($/ton)                              $     1.814   $     2.863     $     2.170     $     2.120
      L Production (MM tons)-Produced only                          15.557        19.867           15.54          16.748
      M Ending inventory (MM tons)                                   2.442         4.872           2.530           5.776
         * note: average sales price of tons produced

        GAS OPERATIONAL/FINANCIAL(incl. equity companies):
     O1 GAS sales volumes (Bcf) gross                                 12.0          11.0            12.6            12.0
     P2 GAS sales price ($/Mcf) net of hedging                 $      4.41   $      2.58     $      4.09     $      3.00
      Q GAS revenue net of hedging ($MM)**                     $    52.810   $    28.333     $    51.620     $    35.926
      S GAS EBIT ($MM)**                                     a $    16.084   $     3.514     $    17.173     $     8.323
      T GAS EBITDA ($MM)**                                   a $    25.180   $    11.701     $    26.842     $    16.977
      U GAS CAPEX ($ MM)**                                     $     8.672   $    17.048     $    18.240     $    13.174
        **  note:gas revenue, EBIT, EBITDA, and CAPEX
            included in total company financials

        a - Gas EBIT and Gas EBITDA restated for the quarter ended March 31, 2002 due to reclassifications related to the implementation of a new internal reporting system.




                                                            Quarter Ended Sep 30  QuarterEnded Dec 31      Six Months Ended 6/30

                                                              2003       2002      2003       2002         2003             2002
                                                              ----       ----      ----       ----         ----             ----
        AS REPORTED
        FINANCIALS:
      A Revenue ($ MM)                                              $   546.373           $  554.551   $ 1,116.327     $ 1,082.673
      B EBIT ($MM)                                                  $   (32.326)          $    7.495   $    19.051     $    23.601
      C EBITDA ($ MM)                                               $    32.922           $   72.862   $   142.050     $   155.859
      D Net Income ($ MM)                                           $    (6.986)          $    4.134   $    18.716     $    14.528
      E EPS(diluted)                                                $     (0.09)          $     0.05   $     0.240     $     0.180
      F Average shares outstanding                                   78,735,267            8,748,594    78,754,557      78,714,967

      N CAPEX, excl. acquisitions ($ MM)                            $    88.279           $   57.182   $   110.906     $   149.774

        COAL OPERATIONAL:
      G # Mining Complexes (end of period)                                   25                   22            20              25
      H # Complexes Producing (end of period)                                18                   17            15              18
      I Sales (MM tons)-Produced only                                    16.311               16.113   $    31.035     $    32.400
      J Average sales price * ($/ton)                               $     27.16           $    26.98         27.22     $     26.51
      K Production income ($/ton)                                   $     0.636           $    2.066          1.99     $      2.52
      L Production (MM tons)-Produced only                               13.714               15.901   $    31.097     $    36.615
      M Ending inventory (MM tons)                                        3.166                2.982          2.53           5.776
         * note: average sales price of tons produced

        GAS OPERATIONAL/FINANCIAL(incl. equity companies):
     O1 GAS sales volumes (Bcf) gross                                      11.8                 12.4          24.6            23.0
     P2 GAS sales price ($/Mcf) net of hedging                                                         $      4.25     $      2.80
      Q GAS revenue net of hedging ($MM)**                          $    38.545           $   46.864   $   104.430     $    64.259
      S GAS EBIT ($MM)**                                            $     9.956           $   17.122   $    33.257     $    11.837
      T GAS EBITDA ($MM)**                                          $    18.613           $   26.137   $    52.022     $    28.678
      U GAS CAPEX ($ MM)**                                          $    11.199           $   15.551   $    26.912     $    30.222
        **  note:gas revenue, EBIT, EBITDA, and CAPEX
            included in total company financials

        a - Gas EBIT and Gas EBITDA restated for the quarter ended March 31, 2002 due to reclassifications related to the implementation of a new internal reporting system.

